U-VEND, INC.
1507 7TH STREET, UNIT 425
SANTA MONICA, CA 90401

November 19, 2014

Securities and Exchange Commission
Division of Corporation Finance
100 “F” Street, N.E.
Washington, D.C. 20549-3629

Attention:                      Dean Brazier, Staff Attorney
Dietrich King, Legal Branch Chief
Mara Ransom, Assistant Director

Re:                 U-Vend, Inc. (formerly Internet Media Services, Inc.)
Amendment No. 2 to Registration Statement on Form S-1
Filed November 5, 2014
File No. 333-195914

Ladies and Gentlemen:

    In response to the phone conversations with the Staff during the week of November 10, 2014, the Company hereby files Amendment No. 3 to the Registration Statement.

    As instructed by the Staff, we have updated and incorporated into the Registration Statement our 2014 3rd quarter 10Q filing including the effect of our subsequent events transactions.

    If you have any further questions or comments, kindly contact the undersigned at (310) 295-1922 or our counsel, Gary Agron Esq. at (303)-748-8223.

Sincerely,

U-Vend, Inc.

By: /s/ Raymond Meyers

Raymond Meyers
Chief Executive Officer

cc:	Gary A. Agron